               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                        ________________

                          SCHEDULE 13G
                        ________________

     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (AMENDMENT NO. 1)*

                American Oil and Gas Corporation
                        (NAME OF ISSUER)

                  Common Stock, $.04 par value
                 (TITLE OF CLASS OF SECURITIES)

                           028711 10 9
                         (CUSIP NUMBER)


Check the following box if a fee is being paid with this
statement.                                                   [ ]

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7).



__________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                       PAGE 1 OF 6 PAGES

                               13G

CUSIP No.  028711 10 9
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,245,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,245,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,245,000

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.84%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
          IA
_____________________________________________________________________________
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                        PAGE 2 OF 6 PAGES

                               13G

CUSIP No.  028711 10 9
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,245,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,245,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,245,000

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.84%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
          IN
_____________________________________________________________________________
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                        PAGE 3 OF 6 PAGES

ITEM 1(a).  NAME OF ISSUER:
            American Oil and Gas Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            333 Clay Street, Suite 2000, Houston, TX  77002

ITEM 2(a).  NAME OF PERSON FILING:
            Ardsley Advisory Partners
            Philip J. Hempleman

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            646 Steamboat Road, Greenwich, CT  06830

ITEM 2(c).  CITIZENSHIP:
            Ardsley Advisory Partners is a general partnership organized under the laws of the State of Connecticut.
            Philip J. Hempleman is a citizen of the United
            States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common Stock, $.04 par value

ITEM 2(e).  CUSIP NUMBER:
            028711 10 9

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d
            -1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING
            IS A:

            (a) [ ]    Broker or dealer registered under Section
                       15 of the Act

            (b) [ ]    Bank as defined in Section 3(a)(6) of the
                       Act

            (c) [ ]    Insurance Company as defined in Section
                       3(a)(19) of the Act

            (d) [ ]    Investment Company registered under
                       Section 8 of the Investment Company Act

            (e) [x]    Investment Adviser registered under
                       Section 203 of the Investment Advisers Act of 1940

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                       1974 or Endowment Fund; see Rule 13d-
                       1(b)(1)(ii)(F)

                        PAGE 4 OF 6 PAGES

            (g) [ ]    Parent Holding Company, in accordance with
                       Rule 13d-1(b)(ii)(G); see item 7

            (h) [ ]    Group, in accordance with Rule 13d-
                       1(b)(1)(ii)(H)


ITEM 4.     OWNERSHIP.

            (a)        Amount beneficially owned:
                       1,245,000

            (b)        Percent of class:
                       4.84% (based on the 25,734,395 shares of Common Stock outstanding as of November 12, 1993, as reflected in the Company's Form 10-Q for the quarter ended September 30, 1993.)

            (c) Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the
                            vote
                            - 0 -

                      (ii)  shared power to vote or to direct the
                            vote
                            1,245,000

                      (iii) sole power to dispose or to direct
                            the disposition of
                            - 0 -

                      (iv)  shared power to dispose or to direct
                            the disposition of
                            1,245,000

            By virtue of Mr. Hempleman's position as managing partner of Ardsley Advisory Partners, Mr. Hempleman may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose, or direct the disposition of the 1,245,000 shares of Common Stock held by the discretionary accounts managed by Ardsley Advisory Partners, constituting 4.84% of the shares outstanding and, therefore, Mr. Hempleman may be deemed to be the beneficial owner of such shares.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            As of December 31, 1993, the reporting persons have ceased to be the beneficial owners of more than five

                        PAGE 5 OF 6 PAGES
            percent of the Common Stock.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON.
            Not applicable.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
            PARENT HOLDING COMPANY.
            Not applicable.

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
            GROUP.
            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

ITEM 10.    CERTIFICATION.  (if filing pursuant to Rule 13d-
            1(b))

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                            SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    February 11, 1994
                                        (Date)

                                    ARDSLEY ADVISORY PARTNERS

                                    /s/ PHILIP J. HEMPLEMAN
                                      (Signature)

                                    Philip J. Hempleman/
                                    Managing Partner
                                     (Name/Title)


                                    PHILIP J. HEMPLEMAN

                                    /s/ PHILIP J. HEMPLEMAN
                                      (Signature)

                        PAGE 6 OF 6 PAGES